CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statements of Additional Information constituting parts of this Post-Effective Amendment
No. 46 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 9, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Reports to Shareholders of Colonial Income Fund, Colonial Strategic Income Fund and Colonial High Yield Securities Fund, each a series of Colonial Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectuses and "Independent Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
April 27, 1998